Exhibit 15.2

Intelligent Living Application Group Inc.

Unit 2, 5/F, Block A, Profit Industrial Building

1-15 Kwai Fung Crescent, Kwai Chung

New Territories, Hong Kong

Re: Consent Letter on Intelligent Living Application Group Inc. Form 20-F

We act as the PRC counsel to Intelligent Living Application Group Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s annual report on Form 20-F. For the purpose of our opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We hereby consent to the reference to our firm under the headings “Item 3. Key Information”, “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” which pertain to PRC laws in the annual report of the Company for the year ended December 31, 2025 (the “Annual Report”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

This Consent is rendered solely to you for the Form 20-F and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours Sincerely,

Guangdong Wesley Law Firm

April 24, 2026